EXHIBIT 10.4

REVOLVING LOAN AGREEMENT

THIS REVOLVING LOAN AGREEMENT (“Agreement”) is made as of this 25th day of April, 2001, by and between RANCON REALTY FUND IV, a California limited partnership (“Borrower”), and MID-PENINSULA BANK, a California Banking Corporation (“Lender”).

1. DEFINITIONS OF TERMS USED IN THIS AGREEMENT.

1.1 Advance. A disbursement under the Loan to Borrower pursuant to the term hereof.

1.2 Borrower’s Interest Rate. The rate of interest to be paid to Lender in respect to the Loan as set forth in the Note.

1.3 Collateral Pool. The parcels of the Property described and defined in Paragraph 2.3 hereof.

1.4 Default Interest. That rate of interest specified in the Note which shall be in effect in the event of default hereunder or under the Note.

1.5 Environmental Indemnity. The unsecured environmental indemnity agreement executed in favor of Lender of even date herewith.

1.6 Governmental Authority. The authority of the United States, the State of California, any political subdivision thereof, any city and any governmental or quasigovernmental agency, department, commission, board, bureau or instrumentality of any of them, or any court, administrative tribunal, or public utility.

1.7 Governmental Requirements. Any present or future law, ordinance, order, rule or regulation of a Governmental Authority applicable to Borrower or the construction, maintenance, use, operation or sale of the Property.

1.8 Loan. The amount evidenced by the Note, i.e., in the maximum amount of Seven Million Two Hundred Thousand and No/ 100ths Dollars ($7,200,000.00).

1.9 Loan Fee. The loan fee to be paid to Lender in consideration for Lender agreeing to make the Loan and entering into this Agreement, which fee shall not be subject to reduction or be refundable under any circumstances, and which fee is the sum of Seventy-Two Thousand and No/ 100ths Dollars ($72,000.00), payable upon Recordation.

1.10 Maturity Date. The date upon which the indebtedness evidenced by the Note shall be due and payable in full, being the date of April 15, 2004.

1.11 Note. The Promissory Note Secured by Deed of Trust (Revolving Credit Facility) of even date herewith executed by Borrower as maker and payable to Lender or order, in the principal amount of the Loan, evidencing Advances of a revolving nature which will be made, repaid and remade from time to time.

1.12 Property. Those certain parcels of real property now and hereafter legally described in the Trust Deed and in Paragraph 2.3 hereof.

1.13 Recordation. The act of recording the Trust Deed in the official records of the Counties in which the parcels constituting the Collateral Pool are situated.

1.14 Title Insurer. The issuer of a lender’s title insurance policy to Lender, i.e., Chicago Title Insurance Company.

1.15 Trust Deed. The deed of trust in favor of Lender of even date herewith encumbering the Property and given to secure the Note.

2. LOAN.

2.1 Loan. Borrower has requested and Lender has agreed to provide to Borrower a revolving line of credit in the maximum amount of Seven Million Two Hundred Thousand and No/100ths Dollars ($7.200,000.00). From time to time during the term of the Loan, at such times as Borrower is not in default hereunder or under the Note or Trust Deed, Lender shall make Advances to Borrower for any purpose, in the form of deposits to Borrower’s account or such other account as selected by Borrower, but in no event shall the sum of all cash Advances outstanding at any time exceed the lesser of. (a) the “Borrowing Base” (as defined hereinafter); or (b) Seven Million Two Hundred Thousand and No/100ths Dollars ($7,200,000.00).

2.2 Advances. The date and amount of each Advance made by Lender and of each repayment of principal thereon received by Lender shall be recorded by Lender in its records. The aggregate unpaid principal amount so recorded by Lender shall constitute prima facie evidence of the principal amount owing and unpaid on the Note, provided, however, that the failure by Lender to record any such amount or any error in so recording any such amount shall not limit or otherwise affect the obligations of the Borrower under this Agreement or the Note to repay the principal amount of the Loan together with all interest accrued or accruing thereon.

2.3 Borrowing; Base. The Trust Deed shall encumber in a first lien position the following parcels of property having the noted appraised values as of the date hereof (“Appraised Value”) (said parcels, less any parcels released from the Trust Deed from time to time, are collectively called the Collateral Pool):

LOCATION	APPRAISED VALUE
1. 674 Brier Drive, San Bernardino, California (“IRC Property”)	$6,200,00.00

2. 390 East Hospitality Way San Bernardino, California (“TGI Property”)	$1,850,000.00

3. 555 East Hospitality Way San Bernardino, California (“CC Property”)	$5,400,000.00

TOTAL:	$13,450,000.00

2.3.1 The maximum outstanding principal balance of the Loan shall not exceed at any time the lesser of fifty-four percent (54%) of the appraised value of the Collateral Pool (“Borrowing Base”) or Seven Million Two Hundred Thousand and No/100ths Dollars ($7,200,000.00). Accordingly, the Borrowing Base as of the date hereof is Seven Million Two Hundred Thousand and No/100ths Dollars ($7,200,000.00.00).

2.3.2 Provided Borrower is not in default under the Loan, Borrower may remove parcels from the Collateral Pool and thereby revise the Borrowing Base downward, as follows:

(a) Release. Provided Borrower is not in default hereunder, Borrower shall be entitled to request that Lender release the lien of the Trust Deed from one or more parcels of the Collateral Pool upon either payment of a cash release price and/or a reduction in the Borrowing Base in an amount equal to the portion of the then Borrowing Base allocable to said parcel or parcels to be released which is required to be paid in order to reduce the outstanding principal balance of the Loan to the new, reduced Borrowing Base required amount, thereby decreasing the Borrowing Base in either case. The allocable portion of the Borrowing Base shall be $2,915,000.00 for the CC Property, $1,000,000.00 for the TGI Property and $3,350,000.00 for the IRC Property. At the time of the release of the IRC Property, the real property described as Parcel IV in the Trust Deed shall be released for no consideration.

(b) Example 1: At the time of the release, the outstanding principal balance of the Loan is $7,200,000.00 and the property to be released is the CC Property. The Borrowing Base is reduced to fifty-four percent (54%) of the Appraised Value of the remaining Collateral (TGI Property and the IRC Property) ($8,050,000.00), being the amount of $4,347,000.00, resulting in a required cash release price payment of $2,853,000.00 to be applied to the principal balance of the Loan.

Example 2: Same facts as in Example 1, except that the outstanding principal balance of the Loan at the time of the release is $4,000,000.00. No cash release price is due since the Loan balance is less than the new Borrowing Base of $4,347,000.00.

2.4 Written and Telephone Notice Authorizations. Unless and until Borrower delivers to Lender written notice to the contrary, Borrower shall request Advances either in writing or by facsimile (510-351-8828) or by telephone (510-346-7338). If requested by Lender, within three (3) days after a telephonic or facsimile authorization, Borrower shall deliver to Lender a written confirmation of such telephonic authorization. Borrower understands that it shall be fully responsible for any and all Advances outstanding under the Note which are made in reliance on telephone calls, and that Borrower’s failure to send a written confirmation will not negate the previous telephonic request.

2.5 Loan. Lender and Borrower agree that Lender shall make the Loan to Borrower and Borrower shall accept the Loan upon the terms, conditions, covenants, representations and warranties contained herein. All Advances disbursed hereunder shall be evidenced by the Note and all Advances shall bear interest from the date of the Advance until paid at the rate of Borrower’s Interest or Default Interest, as the case may be, and shall be secured by the Trust Deed.

3. REPRESENTATIONS AND WARRANTIES OF BORROWER. Borrower represents and warrants, which representations and warranties shall survive any investigations, inspections or inquiries made by Lender or any of its representatives or the disbursement of Loan proceeds hereunder, that:

3.1 Financial Statements. The financial statements heretofore delivered to Lender are true and correct in all respects, fairly present the respective financial conditions of the subjects thereof as of their respective dates; no materially adverse change has occurred in the financial conditions reflected therein since their respective dates and no additional borrowings have been made by Borrower since the date thereof other than the borrowing contemplated hereby or approved by Lender.

3.2 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of Borrower, threatened against or affecting it, or the Property, or involving the validity or enforceability of the Trust Deed or the priority of the lien thereof, at law or in equity, or before or by any Governmental Authority.

3.3 No Breach. The consummation of the transaction hereby contemplated and performance of this Agreement, the Note and Trust Deed will not result in any breach of, or constitute a default under any mortgage, deed of trust, lease, bank loan or security agreement, corporate charter, by laws or other instrument to which the Borrower is a party or by which it may be bound or affected.

3.4 Other Liens. Borrower has made no contract or arrangement of any kind, the performance of which by the other party thereto would give rise to a lien on the Property or any portion thereof.

3.5 No Default. There is no default on the part of Borrower under this Agreement, the Note or the Trust Deed, and no event has occurred and is continuing which with notice or the passage of time or either would constitute a default under any term or provision thereof.

3.6 Accuracy. All documents, reports, instruments, papers, information and forms of evidence delivered to Lender by Borrower with respect to the Loan are accurate and correct, are complete insofar as completeness may be necessary to give Lender true and accurate knowledge of the subject matter thereof, and do not contain any misrepresentations or omissions. Lender may rely on such documents, reports, instruments, papers, information and forms of evidence without investigation or inquiry, and any payment made by Lender in reliance thereon shall be a complete release in its favor of all sums so paid.

4. BORROWER’S COVENANTS. Borrower covenants and agrees until the full and final payment of the Loan, unless Lender waives compliance in writing, that it will:

4.1 Title Insurance. Deliver or cause to be delivered to Lender at Recordation a 1992 ALTA Lender’s Policy Title Insurance or its equivalent with liability limit equal to $’7,200,000.00, issued by Title Insurer, insuring Lender’s interest under the Trust Deed as a valid first lien on the Property, together with a CLTA 111.11 revolving loan endorsement and such other endorsements to said policy as Lender may require. Said policy shall contain only such exceptions from its coverage as shall have been approved in writing by Lender.

4.2 Financial Information. Furnish to Lender at least annually, by March 31 of each year, copies of Borrower’s full and complete financial statement concerning income, expenses, assets, and liabilities applicable or attributable to the Property and the operations thereof, together with rent rolls for the Property. Such statement shall be and shall be certified as true, complete and correct by Borrower. Borrower shall also furnish to Lender within fifteen (15) days of filing copies of Borrower’s federal and State tax returns and I OK reports for Rancon Financial Corporation.

4.3 Taxes. Pay and discharge all lawful claims, including taxes, assessments, and governmental charges or levies imposed upon it or its income or profits or upon any properties belonging to it prior to the date upon which penalties attach thereto; provided that Borrower shall not be required to pay any such tax, assessment, charge, or levy, the payment of which is being contested in good faith and by proper proceedings.

4.4 Notification of Default. Promptly notify Lender in writing of the occurrence of any event of default under this Agreement, the Note or the Trust Deed or of any facts then in existence which would become an event of default hereunder or there under upon the giving of notice or the lapse of time or both.

4.5 Payment of Costs. Pay all costs and expenses required to satisfy the conditions of this Agreement. Without limitation of the generality for the foregoing, Borrower will pay:

4.5.1 all taxes and recording expenses, including stamp taxes, if any; and

4.5.2 the fees of Lender’s counsel in connection with the negotiation and preparation of this Agreement and the Loan Documents, Lender’s Loan Fee, appraisal fee, environmental inspection fee, title insurance premium and any and all other costs incurred by Lender in connection with the Loan.

4.6 No Conveyance or Encumbrance. Not to sell, convey, transfer, dispose of or further encumber the Property or any part thereof or any interest therein or enter into a lease covering all or any portion thereof or an undivided interest therein, either voluntarily, involuntarily or otherwise, or enter into an agreement so to do without the prior written consent of Lender being first had and obtained. All easements, declarations of covenants, conditions and restrictions, and private or public dedications affecting the Property shall be submitted to Lender for its approval and such approval shall be obtained prior to the execution or granting of any thereof by Borrower, accompanied by a drawing or survey showing the precise location of each thereof.

4.7 Furnishing Notices. Borrower shall promptly furnish Lender with copies, or notify Lender in writing, of the following:

4.7.1 any communication, whether written or oral, that Borrower may receive from any governmental, judicial or legal authority, giving notice of any claim or assertion that the Property fails in any respect to comply with any Governmental Requirements, or of any dispute which may exist between Borrower and any governmental, judicial or legal authority that may adversely affect Borrower, or the Property;

4.7.2 any material adverse change in Borrower’s financial condition or operations or in the physical condition of the Property;

4.7.3 any filings (with true copies thereof) with any Governmental Authority regarding or pursuant to any law related to Hazardous Materials (as defined in the Trust Deed) or the environment;

4.7.4 any proceeding or inquiry by any Governmental Authority (including, without limitation, the California State Department of Health Services) with respect to the presence of any Hazardous Materials on the Property or the migration thereof from or to other property;

4.7.5 all claims made or threatened by any third party against Borrower or the Property relating to any loss or injury resulting from any Hazardous Materials;

4.7.6 Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of the Property or any part thereof to be subject to any restriction on the ownership, occupancy, transferability or use of the Property under any Hazardous Materials Laws; or

4.7.7 any proposed or contemplated change in the organization or management of Borrower or in the nature of its business.

4.8 Debt Coverage Ratio. Borrower shall, at all times, maintain a Debt Coverage Ratio, as hereinafter defined, of at least 1.25 to 1.00 for the IRC Property and for the CC Property and of at least 1.50 to 1.00 for the TGI Property. For the purposes hereof, the term “Debt Coverage Ratio” shall be defined as a debt coverage ratio, calculated by dividing (i) the Net Operating Income, as hereinafter defined, generated by rents from tenants in occupancy under leases of the parcels constituting the Property paying rent for a specified period of time, taking into account any vacancy factor deemed appropriate by Lender, by (ii) the debt service (i.e., principal and interest payments) that would be payable on a loan in an amount equal to the Borrowing Base of the parcel of the Property in question if the debt service was calculated on the basis of a twenty-five (25) year amortization period and a per annum interest rate equal to the Borrower’s Interest Rate in effect on the date of determination. For the purposes hereof, the term “Net Operating Income” shall be defined as any and all gross rents and expense reimbursements collected from tenants under leases of the parcels constituting the Property for a specified period of time less all bona fide normal, customary and reasonable operating expenses actually paid during such period and less applicable management costs and reasonable reserves, as determined by Lender. The date(s) of determination shall be on or about April 15, 2001 and each anniversary thereof during the term of the Loan based upon the financial data for the Property furnished by Borrower to Lender for the immediately preceding twelve (12) month period.

5. DEFAULT. At the option of Lender, the following shall constitute events of default hereunder (including, if Borrower consists of more than one person, the occurrence of any of such events with respect to any one or more of said persons):

5.1 Any default in the performance of any covenant, condition or agreement set forth herein, in the Trust Deed, Note or other documents evidencing or securing the Loan.

5.2 Borrower voluntarily suspends the transaction of business or there is an attachment, execution or other judicial seizure of any portion of Borrower’s assets and such seizure is not discharged within ten (10) days.

5.3 Borrower becomes insolvent or unable to pay its debts as they mature or makes an assignment for the benefit of creditors.

5.4 Borrower files or there is filed against Borrower a petition to have Borrower adjudicated a bankrupt or a petition of reorganization or arrangement under any law relating to bankruptcy unless, in the case of a petition filed against Borrower, the same is dismissed within ten (10) days.

5.5 Borrower applies for or consents to the appointment of a receiver, trustee or conservator for any portion of Borrower’s property or such appointment is made without Borrower’s consent and is not vacated within ten (10) days.

5.6 Any representation by Borrower to Lender concerning Borrower’s financial condition or credit standing or any representation or warranty contained herein proves to be false or misleading.

5.7 The imposition, voluntary or involuntary, of any lien or encumbrance upon the Property without Lender’s written consent or unless an adequate counter bond is provided and such lien is accordingly released within ten (10) days of the imposition of such lien.

5.8 The amendment of any lease of the Property or any amendment of Borrower’s partnership agreement made without Lender’s prior written consent.

6. REMEDIES. If any of the events of default set forth in Paragraph 5 occur, then Lender, in addition to its other rights hereunder, may at its option, without prior demand or notice.

6.1 Declare the Note and all Advances thereunder immediately due and payable and cease making Advances under the Loan.

6.2 Proceed as authorized by law to satisfy the indebtedness of Borrower to Lender and in that regard, Lender shall be entitled to all of the rights, privileges and benefits contained in the Trust Deed or other Loan documents.

7. GENERAL CONDITIONS.

7.1 No Waiver. No delay or omission of Lender in exercising any right or power arising from any default by Borrower shall be construed as a waiver of such default or as an acquiescence therein, nor shall any single or partial exercise thereof preclude any further exercise thereof. Lender may, at its option, waive any of the conditions herein and any such waiver shall not be deemed a waiver of Lender’s rights hereunder but shall be deemed to have been made in pursuance of this Agreement and not in modification thereof. No waiver of any event of default shall be construed to be a waiver of or acquiescence in or consent to any preceding or subsequent event of default.

7.2 No Third Party Benefits. This Agreement is made for the sole benefit of Borrower and Lender, their successors and assigns and no other person or persons shall have any rights or remedies under or by reason of this Agreement nor shall Lender owe any duty whatsoever to any claimant to exercise any right or power of Lender hereunder or arising from any default by Borrower.

7.3 Notice. All notices or demands of any kind which either party may be required or desire to serve upon the other under the terms of this Agreement shall be in writing and shall be given by personal delivery, national overnight courier, or by certified or registered United States mail, postage prepaid. Notices addressed to Lender shall be sent to Lender at 420 Cowper Street, Palo Alto, California 94301, and notices addressed to Borrower shall be sent to the address set forth below its signature. Notices shall be effective upon receipt or when proper delivery is refused. In case of service by mail, notices shall be deemed complete at the expiration of the second day after the date of mailing. Either party may change its address for purposes of notice by giving notice of such change of address to the other party in accordance with the provisions of this paragraph.

7.4 Entire Agreement. This Agreement, the other documents evidencing or securing the Loan constitute the entire understanding between the parties regarding the matters mentioned in or incidental to this Agreement. The Loan documents supersede all oral negotiations and prior writings concerning the subject matter of the Loan documents. This Agreement may not be modified, amended or terminated except by a written agreement signed by each of the parties hereto.

7.5 Documentation. In addition to the instruments and documents mentioned or referred to herein, Borrower will, at its own cost and expense, supply Lender with such other instruments, documents, information and data as may, in Lender’s opinion, be reasonably necessary for the purposes hereof, all of which shall be in form and content acceptable to Lender.

7.6 Borrower Information. Borrower agrees that Lender may provide any financial or other information, data or material in Lender’s possession relating to Borrower, the Loan, this Agreement or the Property, to Lender’s parent, affiliate, subsidiary, participants or service providers, without further notice to Borrower.

7.7 Not Assignable. Neither this Agreement nor any right of Borrower to receive any sums, proceeds or disbursements hereunder, or under the Note may be assigned, pledged, hypothecated, anticipated or otherwise encumbered by Borrower without the prior written consent of Lender. Subject to the foregoing restrictions, this Agreement shall inure to the benefit of Lender, its successors and assigns and bind Borrower, its heirs, executors, administrators, successors and assigns.

7.8 Time is of the Essence. Time is hereby declared to be of the essence of this Agreement and of every part hereof.

7.9 Supplement to Loan_ Documents. The provisions of this Agreement are not intended to supersede the provisions of the Trust Deed or any other document evidencing or securing the Loan but shall be construed as supplemental thereto.

7.10 Governing Law. This Agreement (and any and all disputes between the parties arising directly or indirectly from the transaction or from the lending relationship contemplated hereunder) shall be governed by and construed in accordance with the laws of the State of California.

7.11 Governmental Regulations. If payment of the indebtedness secured by the Trust Deed is to be insured or guaranteed by any governmental agency, Borrower shall comply with all rules, regulations, requirements and statutes relating thereto or provided in any commitment issued by any such agency to insure or guarantee payment of such indebtedness.

7.12 Collection Costs. Borrower shall pay promptly to Lender without demand, with interest thereon from date of expenditure at the Default Interest rate, reasonable attorneys’ fees and all costs and other expenses paid or incurred by Lender in enforcing or exercising its rights or remedies created by, connected with or provided in this Agreement, and payment thereof shall be secured by the Trust Deed.

7.13 Survival. The representations, warranties and covenants herein shall survive the disbursement of the Loan and shall remain in force and effect until the Loan is paid in full.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

LENDER:		BORROWER:

MID-PENINSULA BANK,		RANCON REALTY FUND IV, a
a California Banking Corporation		California limited partnership

By: Its:	/s/ Judy Paris Judy Paris Senior Vice-President	By:	Rancon Financial Corporation, a California corporation, a general partner

		By:	/s/ Daniel Lee Stephenson
Daniel Lee Stephenson
Its President

		By:	/s/ Daniel Lee Stephenson
Daniel Lee Stephenson,
A general partner

Address:
400 South El Camino Real, Ste. 1100
San Mateo, CA 94402